[GRAPHIC OMITTED] Liberate

FOR IMMEDIATE RELEASE

Contact:

Greg Wood
Chief Financial Officer
Liberate Technologies
(650) 330-8964
gwood@liberate.com


         LIBERATE ANNOUNCES RECORD DATE FOR VOTE ON REVERSE STOCK SPLIT

Palo Alto, Calif., November 3, 2005 -- Liberate Technologies (Pink Sheets:
LBRT), announced today that November 9, 2005 has been established as the record date for the stockholder vote on its proposed reverse stock split. Liberate's preliminary proxy statement, which describes the proposed reverse stock split, has been cleared for mailing by the SEC and, as a result, Liberate expects to file a definitive proxy statement and mail it to stockholders as soon as possible following November 9, 2005.

On June 16, 2005, Liberate issued a press release announcing that Liberate's Board of Directors had approved a reverse 1-for-250,000 split of Liberate common stock to be followed immediately by a forward 250,000-for-1 split, subject to stockholder approval, as part of a "going private" transaction. Persons otherwise entitled to receive less than one share in the reverse stock split (that is, stockholders holding less than 250,000 shares at the effective time of the reverse stock split) would instead receive cash in the amount of $0.20 per share. The transaction is subject to the approval of Liberate's stockholders and certain other conditions. If the transaction is approved by stockholders and implemented, Liberate expects to have fewer than 300 stockholders of record, which would enable Liberate to voluntarily terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended, and become a non-reporting company.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC
Liberate has filed a preliminary proxy statement and Schedule 13E-3 transaction statement in connection with the proposed reverse stock split. Once completed, the definitive proxy statement and Schedule 13E-3 transaction statement will be mailed to the stockholders of Liberate. Liberate's stockholders are urged to read the proxy statement, Schedule 13E-3 transaction statement and other relevant materials when they become available because they will contain important information about the proposed reverse stock split. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the "SEC") at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by calling the Altman Group at 1-800-814-0457.

Liberate and its officers and directors may be deemed to be participants in the solicitation of proxies from Liberate's stockholders with respect to the proposed reverse stock split. A description of any interests that Liberate's officers and directors have in the proposed reverse stock split will be available in the proxy statement.